STRONG CHICKEN AND PREPARED FOODS RESULTS
DRIVE TYSON RECORD ADJUSTED OPERATING INCOME UP 40% TO $568 MILLION

Springdale, Arkansas – August 3, 2015 – Tyson Foods, Inc. (NYSE: TSN), today reported the following results:

(in millions, except per share data)	Third Quarter		Nine Months Ended
	2015	2014	2015	2014
Sales	$10,071	$9,682	$30,867	$27,475
Operating Income	563	351	1,619	1,124

Net Income	344	258	965	720
Less: Net Income (Loss) Attributable to Noncontrolling Interests	1	(2)	3	(7)
Net Income Attributable to Tyson	$343	$260	$962	$727

Adjusted¹ Operating Income	$568	$407	$1,685	$1,180

Net Income Per Share Attributable to Tyson	$0.83	$0.73	$2.32	$2.05
Adjusted¹ Net Income Per Share Attributable to Tyson	$0.80	$0.75	$2.32	$2.07
¹Adjusted Operating Income and Adjusted Net Income Per Share Attributable to Tyson are explained and reconciled to a comparable GAAP measure at the end of this release
Third Quarter Highlights

•	Record cash flows from operations of $864 million

•	Sales increased 4% to approximately $10.1 billion

•	Record Adjusted operating income up 40% to $568 million

•	Record third quarter Adjusted EPS of $0.80, up 7% compared to $0.75 in prior year

•	Overall adjusted operating margin was 5.6%

•	Chicken segment operating margin of 11.4%

•	Record Prepared Foods segment adjusted operating margin of 10.9%

•	Captured $87 million in total synergies during the third quarter

“The Prepared Foods and Chicken segments performed very well in the fiscal third quarter while managing numerous challenges,” said Donnie Smith, president and chief executive officer of Tyson Foods. “The strong results in these two segments demonstrate the benefits of our branded, value-added product portfolio and multi-channel, multi-protein business model by partially offsetting soft results in the Beef and Pork segments.
“Our beef business suffered from export market disruptions that had an $84 million impact on third quarter results, and we continue to see very high cattle costs at a time when product values and export issues are making it difficult to realize expected revenue levels in this spread business.
“While we are pleased with the performance of our business overall, unless beef market conditions improve rapidly, we will not achieve our previous guidance of $3.30-$3.40 adjusted earnings per share. As a result, we are modifying fiscal 2015 guidance to $3.10-$3.20 adjusted EPS.
“We reduced our total net debt $688 million during the third quarter. Because we expect to be ahead of schedule on reaching leverage ratio goals, and we see great value in our shares, we plan to start buying back stock in the fourth quarter. Synergy capture from the integration of Hillshire Brands and profit improvement from our legacy Prepared Foods operations is going extremely well. Previously, we raised synergy estimates to more than $250 million, and now we are on track to achieve approximately $300 million in fiscal 2015.
"We’ve positioned ourselves well for fiscal 2016 and we’re confident in our ability to achieve at least 10% annual EPS growth over time,” Smith said.

SEGMENT RESULTS (in millions)

Sales
(for the third quarter and nine months ended June 27, 2015, and June 28, 2014)
	Third Quarter				Nine Months Ended
			Volume	Avg. Price			Volume	Avg. Price
	2015	2014	Change	Change	2015	2014	Change	Change
Chicken	$2,757	$2,829	2.9%	(5.3)%	$8,366	$8,327	1.9%	(1.4)%
Beef	4,305	4,189	(3.9)%	6.9%	12,826	11,748	(2.5)%	11.9%
Pork	1,207	1,766	(4.8)%	(28.2)%	3,951	4,677	(2.7)%	(13.2)%
Prepared Foods	1,810	901	77.4%	13.2%	5,814	2,669	79.2%	21.5%
International	244	365	(25.3)%	(10.5)%	771	1,020	(19.8)%	(5.8)%
Other	—	—	n/a	n/a	—	—	n/a	n/a
Intersegment Sales	(252)	(368)	n/a	n/a	(861)	(966)	n/a	n/a
Total	$10,071	$9,682	3.4%	0.6%	$30,867	$27,475	4.5%	7.6%

Operating Income (Loss)
(for the third quarter and nine months ended June 27, 2015, and June 28, 2014)
	Third Quarter				Nine Months Ended
			Operating Margin				Operating Margin
	2015	2014	2015	2014	2015	2014	2015	2014
Chicken	$313	$195	11.4%	6.9%	$996	$682	11.9%	8.2%
Beef	(7)	101	(0.2)%	2.4%	(33)	194	(0.3)%	1.7%
Pork	64	128	5.3%	7.2%	285	356	7.2%	7.6%
Prepared Foods	207	(50)	11.4%	(5.5)%	438	(13)	7.5%	(0.5)%
International	1	(15)	0.4%	(4.1)%	(28)	(73)	(3.6)%	(7.2)%
Other	(15)	(8)	n/a	n/a	(39)	(22)	n/a	n/a
Total	$563	$351	5.6%	3.6%	$1,619	$1,124	5.2%	4.1%

Adjusted Segment Results (in millions)

Adjusted Operating Income (Loss)
(for the third quarter and nine months ended June 27, 2015, and June 28, 2014)
	Third Quarter				Nine Months Ended
			Adjusted Operating Margin				Adjusted Operating Margin
	2015	2014	2015	2014	2015	2014	2015	2014
Chicken	$313	$195	11.4%	6.9%	$996	$682	11.9%	8.2%
Beef	(7)	101	(0.2)%	2.4%	(33)	194	(0.3)%	1.7%
Pork	64	128	5.3%	7.2%	285	356	7.2%	7.6%
Prepared Foods	197	(1)	10.9%	(0.1)%	465	36	8.0%	1.3%
International	1	(15)	0.4%	(4.1)%	(28)	(73)	(3.6)%	(7.2)%
Other	—	(1)	n/a	n/a	—	(15)	n/a	n/a
Total	$568	$407	5.6%	4.2%	$1,685	$1,180	5.5%	4.3%

Adjustments to Segments for the third quarter fiscal 2015

•	Prepared Foods operating income was adjusted for the following:

◦	Decrease of $11 million related to the legacy Hillshire Brands Company ("Hillshire Brands") plant fire insurance proceeds (net of ongoing costs).

◦	Increase of $1 million related to merger and integration costs.

•	Other adjusted operating income increased by $15 million related to merger and integration costs.
Adjustments to Segments for the first nine months of fiscal 2015

•	Prepared Foods operating income was adjusted for the following:

◦	Increase of $17 million of ongoing costs (net of insurance proceeds) related to a legacy Hillshire Brands plant fire.

◦	Increase of $10 million related to merger and integration costs.

•	Other adjusted operating income increased by $39 million related to merger and integration costs.
Adjustments to Segments for the third quarter and first nine months of fiscal 2014

•	Prepared Foods operating income was increased by $49 million for an impairment due to closure of three facilities.

•	Other adjusted operating income increased by $7 million related to merger and integration costs.
Adjusted operating income and adjusted operating margin are presented as supplementary financial measurements in the evaluation of our business. We believe the presentation of adjusted operating income and adjusted operating margin helps investors assess our financial performance from period to period and enhances understanding of our financial performance; however, adjusted operating income and adjusted operating margin may not be comparable to those of other companies in our industry, which limits the usefulness as comparative measures. Adjusted operating income and adjusted operating margin are not measures required by or calculated in accordance with GAAP and should not be considered as substitutes for any measures of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results, and use non-GAAP financial measures only supplementally in making investment decisions.
Summary of Segment Results

•
Chicken - Sales volumes grew as a result of stronger demand for chicken products and mix of rendered product sales. Average sales price decreased as feed ingredient costs declined, partially offset by mix changes. Operating income increased due to higher sales volume and lower feed ingredient costs, partially offset by disruptions caused by export bans. Feed costs decreased $125 million and $310 million during the third quarter and first nine months of fiscal 2015, respectively.

•
Beef - Sales volume decreased due to a reduction in live cattle processed. Average sales price increased due to lower domestic availability of beef products. Operating income decreased due to unfavorable market conditions associated with a decrease in supply of approximately 8%, which drove up fed cattle costs, export market disruptions, the relative value of competing proteins and increased operating costs.

•
Pork - Sales volume decreased due to the divestiture of our Heinold Hog Markets business in the first quarter of fiscal 2015. Excluding the impact of the divestiture, our sales volume grew 2.9% and 2.6% for the third quarter and first nine months of fiscal 2015, respectively, driven by better demand for our pork products. Live hog supplies increased, which drove down livestock cost and average sales price. Operating income decreased due to compressed pork margins during the third quarter of fiscal 2015 caused by a decline in exports and excess domestic availability of pork products.

•
Prepared Foods - Sales volume increased due to incremental volumes from the acquisition of Hillshire Brands. Average sales price increased primarily due to better product mix which was positively impacted by the acquisition of Hillshire Brands. Operating income improved due to an increase in sales volume and average sales price mainly attributed to Hillshire Brands, as well as lower raw material costs of approximately $170 million and $200 million for the third quarter and first nine months of fiscal 2015, respectively, related to our legacy Prepared Foods business. Additionally, profit improvement initiatives and Hillshire Brands synergies positively impacted Prepared Foods operating income by $79 million and $204 million for the third quarter and first nine months of fiscal 2015, respectively.

•
International - Sales volume decreased due to the sale of our Brazil operation during the first quarter of fiscal 2015 and weak demand in China, partially offset by stronger demand in Mexico. Average sales price decreased due to supply imbalances associated with weak demand in China and currency devaluation in Mexico. Operating results improved due to the sale of our Brazil operation and better market conditions in Mexico, partially offset by challenging market conditions in China.

Outlook
In fiscal 2016, we expect domestic protein production (chicken, beef, pork and turkey) to increase approximately 3% from fiscal 2015 levels. Grain supplies are expected to decrease in fiscal 2016, which should result in higher input costs as well as increased costs for cattle and hog producers. The following is a summary of the outlook for each of our segments, as well as an outlook on sales, capital expenditures, net interest expense, liquidity and share repurchases for the remainder of fiscal 2015 and fiscal 2016. Our accounting cycle results in a 53-week year in fiscal 2015 as compared to a 52-week year. Accordingly, the outlook for fiscal 2015 is based on a 52-week year.

•
Chicken – Current USDA data shows an increase in chicken production around 3% in fiscal 2016 compared to fiscal 2015. However, more recent data indicates a greater increase in supply which could outpace the demand. Based on current futures prices, we anticipate lower feed cost in fiscal 2015 compared to fiscal 2014 of approximately $400 million and anticipate similar feed costs in fiscal 2016 compared to fiscal 2015. Many of our sales contracts are formula based or shorter-term in nature, but there may be a lag time for price changes to take effect. Additionally, we expect disruptions related to export bans to continue into early fiscal 2016. For fiscal 2015, we believe our Chicken segment's operating margin should be approximately 12% based on the strong demand and pricing environment. For fiscal 2016, we believe our Chicken segment's operating margin should be at or above the top end of its normalized range of 7-9%.

•
Beef – We expect industry fed cattle supplies to increase around 1% in fiscal 2016 compared to fiscal 2015. Although we generally expect adequate supplies in regions we operate our plants, there may be periods of imbalance of fed cattle supply and demand. We believe our Beef segment should be near break-even for fiscal 2015 and profitable but below its normalized range of 2.5%-4.5% for fiscal 2016.

•
Pork – We expect industry hog supplies to increase around 3% in fiscal 2016 compared to fiscal 2015. For fiscal 2015 and fiscal 2016, we believe our Pork segment's operating margin will be in its normalized range of 6-8%.

•
Prepared Foods – As we proceed with the integration of Hillshire Brands, we expect to realize synergies of approximately $300 million in fiscal 2015, more than $400 million in fiscal 2016 and more than $600 million in fiscal 2017, from the acquisition as well as our profit improvement plan for our legacy Prepared Foods business. The majority of these benefits will be realized in our Prepared Foods segment. In fiscal 2015, we expect lower raw material costs of approximately $320 million related to our legacy Prepared Foods business. We expect our Prepared Foods segment's adjusted operating margin to be approximately 8% for fiscal 2015. In fiscal 2016, we should reach the low-end of our new range of 10-12% which is a full year earlier than originally planned as we continue to realize the value of our branded portfolio and benefit from synergies from the Hillshire acquisition and operational improvements within our legacy Prepared Foods business. In addition, we expect lower raw material costs of approximately $250 million related to the Prepared Foods segment in fiscal 2016.

•
International – The sale of the Mexico operation closed on June 29, 2015, in our fourth quarter of fiscal 2015. We received proceeds of $400 million, subject to potential working capital and net debt adjustments. We anticipate we will realize a gain, net of income tax impacts, on sale of approximately $80 million, subject to additional adjustments. We expect the International segment’s adjusted operating loss to improve by more than $25 million compared to fiscal 2014 and expect similar results in fiscal 2016 compared to fiscal 2015.

•	Sales – We expect sales to approximate $41 billion for fiscal 2015 and fiscal 2016, respectively.

•	Capital Expenditures – We expect capital expenditures to approximate $900 million for fiscal 2015 and range between $900-$950 million for fiscal 2016.

•	Net Interest Expense – We expect net interest expense will approximate $280 million and $260 million for fiscal 2015 and fiscal 2016, respectively.

•	Liquidity – We expect total liquidity, which was $1.7 billion at June 27, 2015, to be above our goal to maintain liquidity in excess of $1.2 billion.

•
Share Repurchases – In fiscal 2016, we expect to increase share repurchases under our share repurchase program. As of June 27, 2015, 27.9 million shares remain authorized for repurchases. The timing and extent to which we repurchase shares will depend upon, among other things, our working capital needs, market conditions, liquidity targets, our debt obligations and regulatory requirements.

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
Sales	$10,071	$9,682	$30,867	$27,475
Cost of Sales	9,085	9,045	27,936	25,502
Gross Profit	986	637	2,931	1,973

Selling, General and Administrative	423	286	1,312	849
Operating Income	563	351	1,619	1,124
Other (Income) Expense:
Interest income	(3)	(1)	(6)	(6)
Interest expense	73	25	221	78
Other, net	(25)	17	(32)	18
Total Other (Income) Expense	45	41	183	90
Income before Income Taxes	518	310	1,436	1,034
Income Tax Expense	174	52	471	314
Net Income	344	258	965	720
Less: Net Income (Loss) Attributable to Noncontrolling Interests	1	(2)	3	(7)
Net Income Attributable to Tyson	$343	$260	$962	$727
Weighted Average Shares Outstanding:
Class A Basic	335	280	335	275
Class B Basic	70	70	70	70
Diluted	414	356	414	355
Net Income Per Share Attributable to Tyson:
Class A Basic	$0.86	$0.75	$2.41	$2.15
Class B Basic	$0.78	$0.68	$2.20	$1.94
Diluted	$0.83	$0.73	$2.32	$2.05
Dividends Declared Per Share:
Class A	$0.100	$0.075	$0.325	$0.250
Class B	$0.090	$0.068	$0.293	$0.226

Sales Growth	4.0%		12.3%
Margins: (Percent of Sales)
Gross Profit	9.8%	6.6%	9.5%	7.2%
Operating Income	5.6%	3.6%	5.2%	4.1%
Net Income Attributable to Tyson	3.4%	2.7%	3.1%	2.6%
Effective Tax Rate	33.6%	16.8%	32.8%	30.4%

TYSON FOODS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	June 27, 2015	September 27, 2014
Assets
Current Assets:
Cash and cash equivalents	$471	$438
Accounts receivable, net	1,633	1,684
Inventories	3,082	3,274
Other current assets	214	379
Assets held for sale	189	446
Total Current Assets	5,589	6,221
Net Property, Plant and Equipment	5,312	5,130
Goodwill	6,690	6,706
Intangible Assets, net	5,202	5,276
Other Assets	650	623
Total Assets	$23,443	$23,956

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$1,205	$643
Accounts payable	1,621	1,806
Other current liabilities	1,150	1,207
Liabilities held for sale	52	141
Total Current Liabilities	4,028	3,797
Long-Term Debt	6,029	7,535
Deferred Income Taxes	2,447	2,450
Other Liabilities	1,256	1,270

Total Tyson Shareholders’ Equity	9,667	8,890
Noncontrolling Interests	16	14
Total Shareholders’ Equity	9,683	8,904

Total Liabilities and Shareholders’ Equity	$23,443	$23,956

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended
	June 27, 2015	June 28, 2014
Cash Flows From Operating Activities:
Net income	$965	$720
Depreciation and amortization	524	382
Deferred income taxes	16	(64)
Convertible debt discount	—	(92)
Other, net	57	76
Net changes in operating assets and liabilities	110	(479)
Cash Provided by Operating Activities	1,672	543

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(636)	(437)
Purchases of marketable securities	(24)	(25)
Proceeds from sale of marketable securities	43	24
Acquisitions, net of cash acquired	—	(56)
Proceeds from sale of businesses	165	—
Other, net	26	44
Cash Used for Investing Activities	(426)	(450)

Cash Flows From Financing Activities:
Payments on debt	(1,485)	(407)
Proceeds from issuance of long-term debt	501	28
Borrowings on revolving credit facility	1,345	—
Payments on revolving credit facility	(1,345)	—
Purchases of Tyson Class A common stock	(197)	(286)
Dividends	(110)	(76)
Stock options exercised	71	61
Other, net	17	26
Cash Used for Financing Activities	(1,203)	(654)

Effect of Exchange Rate Changes on Cash	(10)	3

Increase (Decrease) in Cash and Cash Equivalents	33	(558)
Cash and Cash Equivalents at Beginning of Year	438	1,145
Cash and Cash Equivalents at End of Period	$471	$587

TYSON FOODS, INC.
EBITDA Reconciliations
(In millions)
(Unaudited)

	Nine Months Ended		Fiscal Year Ended	Twelve Months Ended
	June 27, 2015	June 28, 2014	September 27, 2014	June 27, 2015

Net income	$965	$720	$856	$1,101
Less: Interest income	(6)	(6)	(7)	(7)
Add: Interest expense	221	78	132	275
Add: Income tax expense	471	314	396	553
Add: Depreciation	447	362	494	579
Add: Amortization (a)	69	15	26	80
EBITDA	$2,167	$1,483	$1,897	$2,581

Adjustments to EBITDA:
Add: Ongoing net costs related to a legacy Hillshire Brands plant fire	17	—	12	29
Add: Merger and integration costs	49	78	197	168
Add: Brazil impairment	—	—	42	42
Add: Hillshire Brands purchase price accounting adjustments	—	—	19	19
Less: Gain on sale of equity securities	(21)	—	—	(21)
Total Adjusted EBITDA	$2,212	$1,561	$2,167	$2,818

Pro forma Adjustments to Adjusted EBITDA:
Add: Hillshire Brands adjusted EBITDA (prior to acquisition) (b)			422	49
Total Pro forma Adjusted EBITDA			$2,589	$2,867

Total gross debt			$8,178	$7,234
Less: Cash and cash equivalents			(438)	(471)
Less: Short-term investments			(1)	(2)
Total net debt			$7,739	$6,761

Pro forma adjustments net debt:
Less: Cash received from sale of the Mexico operation (c)			$—	$(400)
Total Pro forma adjusted net debt			$7,739	$6,361

Ratio Calculations:
Gross debt/EBITDA			4.3x	2.8x
Net debt/EBITDA			4.1x	2.6x

Gross debt/Adjusted EBITDA			3.8x	2.6x
Net debt/Adjusted EBITDA			3.6x	2.4x

Gross debt/Pro forma Adjusted EBITDA			3.2x	2.5x
Net debt/Pro forma Adjusted EBITDA			3.0x	2.4x

Pro forma Adjusted net debt/Pro forma Adjusted EBITDA			3.0x	2.2x

(a)
Excludes the amortization of debt discount expense of $8 million and $5 million for the nine months ended June 27, 2015, and June 28, 2014, respectively, $10 million for the fiscal year ended September 27, 2014, and $13 million for the twelve months ended June 27, 2015, as it is included in Interest expense.

(b)
Represents Hillshire Brands adjusted EBITDA, prior to our acquisition, for the eleven months and two months ended August 28, 2014, respectively. These amounts are added to our Adjusted EBITDA for the fiscal year ended September 27, 2014 and the twelve months ended June 27, 2015, in order for Net debt to Adjusted EBITDA to include a full twelve months of Hillshire Brands results on a pro forma basis for each of the periods presented. The pro forma adjusted EBITDA was derived from Hillshire Brand’s historical financial statements for the periods ended September 28, 2013 and June 28, 2014 as filed with the Securities and Exchange Commission, as well as amounts for the two months ended August 28, 2014, prior to the closing of the acquisition. These amounts were adjusted to remove the impact of deal costs related to Pinnacle Foods, Inc. and Tyson Foods, Inc. transactions, Storm Lake fire, and severance costs. We believe this pro forma presentation is useful and helps management, investors, and rating agencies enhance their understanding of our financial performance and to better highlight future financial trends on a comparable basis with Hillshire Brands results included for the periods presented given the significance of the acquisition to our overall results.

(c)
Represents the proceeds from the sale of our Mexico poultry operation, which was completed on June 29, 2015, two days subsequent to the end of our third quarter, as though it had occurred on June 27, 2015. We believe this pro forma presentation is useful and helps management, investors, and rating agencies enhance their understanding of our financial performance as we continue to utilize significant cash flows to rapidly deleverage and strengthen our balance sheet.

EBITDA is defined as net income before interest, income taxes, depreciation and amortization. Net debt to EBITDA (and to Adjusted EBITDA) represents the ratio of our debt, net of cash and short-term investments, to EBITDA (and to Adjusted EBITDA). EBITDA, Adjusted EBITDA, net debt to EBITDA and net debt to Adjusted EBITDA are presented as supplemental financial measurements in the evaluation of our business. Adjusted EBITDA is a tool intended to assist our management and investors in comparing our performance on consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect our core operations on an ongoing basis.

We believe the presentation of these financial measures helps management and investors to assess our operating performance from period to period, including our ability to generate earnings sufficient to service our debt, and enhances understanding of our financial performance and highlights operational trends. These measures are widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies; however, the measurements of EBITDA (and Adjusted EBITDA) and net debt to EBITDA (and to Adjusted EBITDA) may not be comparable to those of other companies, which limits their usefulness as comparative measures. EBITDA (and Adjusted EBITDA) and net debt to EBITDA (and to Adjusted EBITDA) are not measures required by or calculated in accordance with generally accepted accounting principles (GAAP) and should not be considered as substitutes for net income or any other measure of financial performance reported in accordance with GAAP or as a measure of operating cash flow or liquidity. EBITDA (and Adjusted EBITDA) is a useful tool for assessing, but is not a reliable indicator of, our ability to generate cash to service our debt obligations because certain of the items added to net income to determine EBITDA (and Adjusted EBITDA) involve outlays of cash. As a result, actual cash available to service our debt obligations will be different from EBITDA (and Adjusted EBITDA). Investors should rely primarily on our GAAP results, and use non-GAAP financial measures only supplementally, in making investment decisions.

TYSON FOODS, INC.
EPS Reconciliations
(In millions, except per share data)
(Unaudited)

	Third Quarter				Nine Months Ended
	Pre-Tax Impact		EPS Impact		Pre-Tax Impact		EPS Impact
	2015	2014	2015	2014	2015	2014	2015	2014

Reported net income per share attributable to Tyson			$0.83	$0.73			$2.32	$2.05

Add: Ongoing net costs (insurance proceeds) related to a legacy Hillshire Brands plant fire	$(11)	$—	(0.02)	—	$17	$—	0.02	—

Add: Merger and integration costs	$16	$29	0.02	0.05	$49	$29	0.07	0.05

Add: Impairment due to closure of three facilities	$—	$49	—	0.08	$—	$49	—	0.08

Less: Gain on sale of equity securities	$(21)	$—	(0.03)	—	$(21)	$—	(0.03)	—

Less: Recognition of previously unrecognized tax benefit	$—	$—	—	(0.11)	$—	$—	(0.06)	(0.11)

Adjusted net income per share attributable to Tyson			$0.80	$0.75			$2.32	$2.07
Adjusted net income per share attributable to Tyson (adjusted EPS) is presented as a supplementary financial measurement in the evaluation of our business. We believe the presentation of adjusted EPS helps investors to assess our financial performance from period to period and enhances understanding of our financial performance; however, adjusted EPS may not be comparable to those of other companies in our industry, which limits the usefulness as comparative measures. Adjusted EPS is not a measure required by or calculated in accordance with GAAP and should not be considered as a substitute for any measure of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results, and use non-GAAP financial measures only supplementally, in making investment decisions.

TYSON FOODS, INC.
Operating Income Reconciliation
(In millions)
(Unaudited)

	Third Quarter		Nine Months Ended
	2015	2014	2015	2014

Reported operating income	$563	$351	$1,619	$1,124

Add: Ongoing net costs (insurance proceeds) related to a legacy Hillshire Brands plant fire	(11)	—	17	—

Add: Merger and integration costs	16	7	49	7

Add: Impairment due to closure of three facilities	—	49	—	49

Adjusted operating income	$568	$407	$1,685	$1,180

Adjusted operating income is presented as supplementary financial measurements in the evaluation of our business. We believe the presentation of adjusted operating income helps investors assess our financial performance from period to period and enhances understanding of our financial performance; however, adjusted operating income may not be comparable to those of other companies in our industry, which limits the usefulness as comparative measures. Adjusted operating income is not a measure required by or calculated in accordance with GAAP and should not be considered as a substitute for any measures of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results, and use non-GAAP financial measures only supplementally in making investment decisions.

Tyson Foods, Inc., with headquarters in Springdale, Arkansas, is one of the world's largest food companies with leading brands such as Tyson®, Jimmy Dean®, Hillshire Farm®, Sara Lee®,  Ball Park®, Wright®, Aidells® and State Fair®. It’s a recognized market leader in chicken, beef and pork as well as prepared foods, including bacon, breakfast sausage, turkey, lunchmeat, hot dogs, pizza crusts and toppings, tortillas and desserts. The company supplies retail and foodservice customers throughout the United States and approximately 130 countries. Tyson Foods was founded in 1935 by John W. Tyson, whose family has continued to lead the business with his son, Don Tyson, guiding the company for many years and grandson, John H. Tyson, serving as the current chairman of the board of directors. At July 1, 2015, the company had approximately 113,000 Team Members employed at more than 400 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson Foods strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

A conference call to discuss the Company's financial results will be held at 9 a.m. Eastern Monday, August 3, 2015. To listen live via telephone, call 888-455-8283. International callers dial 210-839-8865. The pass code "Tyson Foods" will be required to join the call. If you are unable to listen to the live webcast, it will be archived for one year at http://ir.tyson.com. A telephone replay will be available through September 3, 2015 at 800-365-0063. International callers may access the replay at 203-369-3633. The replay passcode is 89766. The live webcast, as well as the replay, will be available on the Internet at http://ir.tyson.com. Financial information, such as this news release, as well as other supplemental data, can be accessed from the Company's web site at http://ir.tyson.com.

To download TSN’s free investor relations app, which offers access to SEC filings, news releases, transcripts, webcasts and presentations, please visit the App Store for iPhone and iPad or Google Play for Android mobile devices.
Forward-Looking Statements
Certain information contained in the press release may constitute forward-looking statements, such as statements relating to expected performance, and including, but not limited to, statements appearing in the “Outlook” section. These forward-looking statements are subject to a number of factors and uncertainties which could cause our actual results and experiences to differ materially from the anticipated results and expectations expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are the following: (i) the effect of, or changes in, general economic conditions; (ii) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (iii) market conditions for finished products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins; (iv) successful rationalization of existing facilities and operating efficiencies of the facilities; (v) risks associated with our commodity purchasing activities; (vi) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (vii) outbreak of a livestock disease (such as avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an adverse effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to access certain domestic and foreign markets; (viii) changes in availability and relative costs of labor and contract growers and our ability to maintain good relationships with employees, labor unions, contract growers and independent producers providing us livestock; (ix) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (x) changes in consumer preference and diets and our ability to identify and react to consumer trends; (xi) significant marketing plan changes by large customers or loss of one or more large customers; (xii) adverse results from litigation; (xiii) impacts on our operations caused by factors and forces beyond our control, such as natural disasters, fire, bioterrorism, pandemic or extreme weather; (xiv) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xv) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws; (xvi) our ability to make effective acquisitions or joint ventures and successfully integrate newly acquired businesses into existing operations; (xvii) failures or security breaches of our information technology systems; (xviii) effectiveness of advertising and marketing programs; and (xix) those factors listed under Item 1A. “Risk Factors” included in our Annual Report filed on Form 10-K for the period ended September 27, 2014.

Media Contact: Gary Mickelson, 479-290-6111
Investor Contact: Jon Kathol, 479-290-4235